Exhibit 99.1

                 VaxGen Appoints James M. Cunha as Permanent CFO

      BRISBANE, Calif. - May 21, 2004 - VaxGen, Inc. (Nasdaq: VXGNE) announced today that it has named James M. Cunha as the company's permanent Chief Financial Officer. Cunha has over 30 years experience in financial management and public accounting. Cunha's appointment as VaxGen's interim CFO was announced on April 1, 2004.

      Prior to joining VaxGen, Cunha was a managing partner with Arthur Andersen LLP. During his tenure of nearly three decades at the accounting firm, his clients included Cardinal Health, Dole Food Company, Pacific Lumber, Fry's Electronics, Orchard Supply Hardware, Save Mart Supermarkets and the Chronicle Publishing Company. After leaving Andersen and before joining VaxGen, Cunha was a managing director of Management & Capital Group, where he provided corporate governance consulting services.

      "We believe Jim's experience and leadership make him the right person to strengthen our financial reporting capabilities and ensure that our strategic finance and financial management infrastructure continue to keep pace with our rapidly growing business," said Lance K. Gordon, Ph.D., the company's president and chief executive officer. "Jim has already demonstrated the kind of leadership we were looking for in a CFO when he joined the company on an interim basis, and we are pleased to have him on board on a permanent basis."

      Mr. Cunha is a Certified Public Accountant and holds an MBA from the Haas School of Business at the University of California, Berkeley. He has served on the Board of Directors for the United Way in several cities and currently serves as the Chair of the Audit Committee and Strategic Planning Committee of the Board for the United Way of the Bay Area in San Francisco. Cunha and his family reside in Lafayette.

About VaxGen

VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax and smallpox. VaxGen is also developing an anthrax monoclonal antibody through an alliance with AVANIR Pharmaceuticals. VaxGen is the largest shareholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products, including VaxGen's product candidates. For more information, please visit the company's web site at: www.vaxgen.com.

NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements relating to the growth of VaxGen's business and statements regarding VaxGen's development efforts. These statements are subject to risks and uncertainties that could cause actual results and

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events to differ materially from those anticipated. Reference should be made to
Item 1 of the company's Annual Report on Form 10-K filed by VaxGen on March 30, 2004, under the heading "Additional Business Risks" for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Media Contact:

Kesinee Angkustsiri Yip
Associate Director, Corporate Communications
650-624-2304

Investor Contact:
Lance Ignon
Vice President, Corporate Affairs
650-624-1041